Exhibit 99.1

FOR RELEASE MAY 10, 2016

Contact: Brent Wilder, (brent.wilder@huntington.com) 614.480.5875

FORMER NATIONAL SECURITY AGENCY DEPUTY DIRECTOR CHRIS INGLIS
JOINS BOARD OF HUNTINGTON BANCSHARES INCORPORATED

Internationally recognized cybersecurity expert boosts HBI’s governance

COLUMBUS, Ohio - The Board of Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) has unanimously elected as a member retired National Security Agency Deputy Director Chris Inglis.

A three-decade U.S. military cybersecurity professional, Inglis served in London as the U.S. government’s senior liaison to NSA’s British counterpart from 2003-2006 and as NSA deputy director from 2006-2014 under the Bush and Obama administrations. As deputy director, he served as the senior civilian and chief operating officer for the Department of Defense intelligence agency.

“Chris’ deep expertise in cybersecurity and extraordinary career as a highly regarded leader will significantly strengthen Huntington’s governance at a time when our industry faces rising critical challenges from cyber attacks,” said Stephen D. Steinour, chairman, president and chief executive officer of Huntington. “I cannot think of anyone stronger we could add to our board to maximize alignment with our investments in information security toward protecting our customers, shareholders and colleagues.”

Inglis currently teaches Cyber Studies at the U.S. Naval Academy, chairs the U.S. Strategic Command’s Intelligence Panel on the Commander’s Strategic Advisory Group, and is an active member of several Defense Science Board panels. His career at the NSA included leadership stints overseas, in addition to specialization roles in information security and intelligence operations. He served for over 30 years in the U.S. Air Force in both active and reserve service, commanding various units at squadron, group and joint force headquarters levels. He holds the rating of command pilot and retired with the U.S. Air Force rank of brigadier general.

Inglis received in 2014 the President’s National Security Medal and the Director of National Intelligence Distinguished Service Medal. He is the recipient of several presidential rank awards and other agency and military recognitions. Other board service includes membership on the Board of Directors of FedEx Corporation. Inglis earned master’s degrees in computer science and mechanical engineering from the George Washington, Johns Hopkins and Columbia universities; he was a Guggenheim Fellow at Columbia. He earned his bachelor’s in engineering mechanics from the U.S. Air Force Academy.

“I appreciate Huntington’s approach to enhancing expertise and leadership through the composition of its board,” said Inglis. “I look forward to collaborating with my fellow board members to continue Huntington’s tradition of strong governance and making a difference in the community.”
About Huntington
Huntington Bancshares Incorporated is a $73 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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